Exhibit 99.1

Non-GAAP Financial Measures

To supplement Akorn’s financial results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company presents EBITDA and Adjusted EBITDA, which are non-GAAP (also referred to as “adjusted” or “non-GAAP adjusted”) financial measures, in the table below.

Akorn’s management uses EBITDA and Adjusted EBITDA in managing and analyzing its business and financial condition and setting performance goals.  Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash or non-recurring operating expenses that have no impact on continuing cash flows as well as other items that are not expected to recur and therefore are not reflective of continuing operating performance.  Akorn’s management believes that the presentation of these non-GAAP financial measures provide investors greater transparency into Akorn’s ongoing results of operations allowing investors to better compare the Company’s results from period to period.  See the table below for details regarding the adjustments made.

The shortcomings of non-GAAP financial measures as performance measures are that they provide a view of the Company’s results of operations without including all events during a period. For example, Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.

Investors should also note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Because of the non-standardized definitions, the non-GAAP financial measures as used by Akorn in this supplemental information may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Set forth on the following table is a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure.

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RECONCILIATION OF NET (LOSS) FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EBITDA

FISCAL YEAR ENDED
DECEMBER 31,
2017

NET (LOSS) FROM CONTINUING OPERATIONS	(24,550)

ADJUSTMENTS TO ARRIVE AT EBITDA:
Depreciation expense	23,730
Amortization expense	61,443
Interest expense, net	38,070
Income tax provision (benefit)	(34,648)
EBITDA	64,045

NON-CASH AND OTHER ADDITIONAL ADJUSTMENTS:
Acquisition-related expenses	8,027
Debt financing costs	5,216
(Gain) from asset sales	(2,802)
Litigation settlements	4,053
Loss on impairment	128,127
One-time implementation costs	3,930
Non-cash stock compensation expense	21,019
Restatement expenses	17,311
ADJUSTED EBITDA	248,926

Note:  Net (loss) from continuing operations, EBITDA, and Adjusted EBITDA for the year ended December 31, 2017 includes approximately $13.1 million of pre-tax expenses related to the TheraTears® direct-to-consumer advertising campaign.  This amount is not included as an adjustment to arrive at EBITDA and Adjusted EBITDA.

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